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                                                                   Exhibit 3.30a

                            CERTIFICATE OF FORMATION

                                       OF

                                OFFICE TECH, LLC

     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of New Jersey (particularly Title 42, Chapter 2B, Section 11 of the New Jersey Limited Liability Company Act and the acts amendatory thereof and supplemental thereto, and known), hereby certifies that:

     FIRST: The name of the limited liability company is Office Tech, LLC (the "limited liability company").

     SECOND: The address of the registered office of the limited liability company within this state is 629 Creek Road, Bellmawr, New Jersey, 08031.

     THIRD: The name and street address within this state of the registered agent of the limited liability company upon whom and at which process against the limited liability company may be served is The Corporate Trust Company, 820 Bear Tavern Road, West Trenton, New Jersey, 08628.

     FOURTH: The limited liability company shall have a perpetual existence.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on March 7, 2002.


                                        By: /s/ Christopher J. Hagan
                                           -------------------------------------
                                           Authorized Person